Exhibit 10.9

CASCADE CORPORATION SHORT TERM INCENTIVE PLAN

Section 1.	Purposes

The purposes of the Cascade Corporation. Short Term Incentive Plan (the “Plan”) are (i) to motivate selected key employees of Cascade Corporation (“Cascade”) to attain and maintain high standards of performance, (ii) to attract and retain capable executives, and (iii) to encourage executives to achieve specific business goals established for Cascade.

The Plan is intended to qualify compensation paid under the Plan to Covered Employees (as defined in Section 3(a) below) as “performance-based compensation” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 162(m)”).

Section 2.	Administration and Interpretation

(a) The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of Cascade (the “Board”), which shall consist of not less than two members of the Board who qualify as “outside directors” as defined under Section 162(m).

(b) The Committee is authorized to interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem necessary or advisable. Decisions of the Committee shall be final, conclusive and binding upon all parties, including, without limitation, Cascade and the key employees who participate in the Plan.

(c) The Plan shall be administered to comply with Section 162(m). Should any provisions of the Plan cause any award to a Covered Employee to not qualify as performance-based compensation under Section 162(m), that provision shall be disregarded, but the other provisions of the Plan shall remain in effect. Any action disregarding any portion of the Plan shall modify the disregarded terms to comply with Section 162(m) while giving as much effect as possible to the intent of the Plan.

Section 3.	Participation

(a) Participation in the Plan during any fiscal year of Cascade (“Plan Year”) shall be limited to (i) any person serving as Chief Executive Officer of Cascade and each other executive officer of Cascade that the Committee determines, in its discretion, is or may be a “covered employee” of Cascade within the meaning of Section 162(m) (“Covered Employees”) and (ii) those key employees of Cascade, other than the Covered Employees, who, in the sole opinion of the Committee, are in a position to have a significant impact on the performance of Cascade and who are selected by the Committee (“Key Employees” and together with the Covered Employees, “Participants”);

(b) Unless otherwise determined by the Committee in its sole and absolute discretion, or as provided in a Participant’s employment agreement, if a Participant ceases to be employed by Cascade prior to the end of a Plan Year for any reason other than disability (as determined by Cascade), retirement at or after age 55, or death, his or her participation in the Plan for such Plan Year will terminate forthwith and he or she will not be entitled to any award for such Plan Year. If, prior to the end of a Plan Year, a Participant’s employment ceases because of disability (as determined by Cascade), retirement at or after age 55, or death, but the Participant has met the Performance Goals required to earn an award under the Plan, or if the effective date of participation by a Participant for any year shall be after February 1 of a Plan Year, the Participant shall be entitled to receive only that proportion of the amount, if any, that he or she otherwise would have received under the Plan for the full Plan Year which the number of calendar days of his or her participation in the Plan during such Plan Year bears to the total number of calendar days in such Plan Year; provided, however, that if the effective date of participation by a Covered Employee for any Plan Year shall be after the first day of the Plan Year, then the Committee must establish the Performance Goals (as defined in Section 4(d) below) for such Covered Employee while the performance relating to such Performance Goals remain substantially uncertain within the meaning of Section 162(m) and in no event after 25% of the Plan Year has elapsed.

Section 4.	Determination of Incentive Awards

Within the time period prescribed by Section 162(m) for each year, the Committee may authorize awards to Participants as follows:

(a) For each Plan Year, the Committee shall: (i) determine the Participants who are to be eligible to receive performance-based awards under the Plan during such Plan Year, (ii) notify each such Participant in writing concerning his or her selection for participation in the Plan for such Plan Year, (iii) select the Performance Criteria applicable to such Plan Year for each such Participant, or for categories of Participants, and (iv) establish, in terms of an objective formula or standard for each Participant, the Performance Goal and the amount of each award which may be earned for such Plan Year if such Performance Goal is achieved.

(b) The term “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant or category of Participants. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings, operating earnings or income, earnings per share, cash flow, absolute and/or relative return on equity or assets, pre-tax profits, earnings growth, revenue growth, share price growth, shareholder returns, gross or net profit margin, earnings before deduction of interest and taxes (“EBIT”), comparison to peer companies, or any combination of the foregoing, any of which may be measured either in absolute terms, or as compared to any incremental increase, or as compared to the results of a peer group.

(c) The term “Performance Goals” means the goals established in writing by the Committee for the Plan Year based upon the Performance Criteria. The Performance Goal may be expressed in terms of overall Company performance or the performance of an operating unit, business unit, segment, subsidiary or other division or any portion or combination thereof of Cascade.

(d) Actual financial performance shall be measured by reference to Cascade’s financial records and the consolidated financial statements of Cascade. In determining performance, the Committee in its sole and absolute discretion shall, in the case of awards to Covered Employees, and may, in the case of awards to Key Employees, direct that adjustments to the Performance Goals or actual financial performance as reported be made to reflect extraordinary organizational, operational or other changes that have occurred during such Plan Year, such as (without limitation) acquisitions, dispositions, expansions, contractions, material non-recurring items of income or loss or events that might create unwarranted hardships or windfalls to Participants, in each case, with respect to Covered Employees, only to the extent consistent with the requirements of Section 162(m) to qualify such awards as performance-based compensation. Notwithstanding the foregoing, the Committee may, by express provision with respect to a specific award provide at the time the Performance Goals are established that one or more of the adjustments in the foregoing sentence will not be made with respect to the award or establish such other events or circumstances, consistent with Section 162(m), with respect to which the Committee will make appropriate adjustment to the award. The Committee is authorized at any time during or after the Plan Year to increase (except with respect to awards payable to Covered Employees), reduce or eliminate the amount of an award payable to any Participant for any reason.

Section 5.	Awards

(a) On or before April 10 of the year subsequent to any Plan Year, the Committee shall determine awards to Participants for such Plan Year by comparing actual financial performance to the Performance Goals, Performance Criteria and amounts of awards adopted by the Committee for such Plan Year and the Committee shall, with respect to Covered Employees, certify, by resolution or other appropriate action in writing, that the amount of the award has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Goals and any other material terms established by the Committee or set forth in this Plan were in fact satisfied. If the Committee has not adopted specified goals for the Plan Year, the Committee shall meet by April 10 of the Plan Year subsequent to the Plan Year to determine if discretionary bonuses shall be awarded to Key Employees. Each award under the Plan shall be paid in cash promptly (but in no event later than the April 15th of the year following the applicable Plan Year) after the amount of the award has been determined and, with respect to awards to Covered Employees, the Committee has certified that the relevant performance goals have been achieved.

(b) It is not required that the maximum amount available for awards in any Plan Year be awarded, nor that an award will be granted to any particular Participant for any Plan Year. Any portion of any amount available for making awards for any Plan Year which shall not have been awarded, shall not carry over or increase the maximum amount of awards payable in any subsequent Plan Year.

(c) Notwithstanding any provision in the Plan to the contrary, the maximum award payable to any Participant under the Plan for any calendar Plan Year shall be $2.0 million.

Section 6.	Death of Participant

If a Participant dies before or after termination of employment, any unpaid amount of an award shall be paid to his or her legal representatives, in such manner as the Committee may determine in each individual case, or, where the Committee has authorized the designation of beneficiaries, to such beneficiaries as may have been designated by the Participant.

Section 7.	Non-Assignability and Contingent Nature of Rights

No Participant or other person shall have any right or interest in the Plan or its continuance, or in the payment of any award under the Plan, unless and until all the provisions of the Plan, the rules adopted thereunder, and restrictions and limitations on the award itself have been fully complied with. No rights under the Plan shall be transferable, assignable or subject to any pledge or encumbrance of any nature.

Section 8.	Source of Payments

Cascade shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from Cascade, such rights shall be no greater than those of an unsecured creditor.

Section 9.	Tax Withholding

Cascade or a Subsidiary thereof, as appropriate, shall have the right to deduct from all payments made under the Plan to a Participant or to a Participant’s beneficiary or beneficiaries any Federal, state or local taxes required by law to be withheld with respect to such payments.

Section 10.	Duration, Termination and Amendment

Subject to approval by Cascade’s shareholders at the 2011 annual meeting of Company stockholders, the Plan shall be effective for Cascade’s fiscal year commencing February 1, 2011, and shall continue in effect until the fifth anniversary of the date of such stockholder approval, unless earlier terminated as described below. Upon such approval of the Plan by Cascade’s stockholders at the 2011 annual meeting of Company stockholders, all awards approved or granted under the Plan for Plan Years beginning on or after February 1, 2011 shall be fully effective.

The Committee may at any time terminate or from time to time modify or suspend, in whole or in part, and if suspended, may reinstate, any or all of the provisions of the Plan in such respects as the Committee may deem advisable; provided that no such termination or modification shall impair any rights which have accrued under the Plan; and provided further, that the Committee may not without stockholder approval adopt any amendment that would require the vote of stockholders pursuant to Section 162(m).

Section 11.	No Restriction on Right to Effect Changes

The Plan shall not affect in any way the right or power of Cascade or its stockholders to make or authorize any sale of all or any portion of the assets of Cascade or any subsidiary, any merger or consolidation of Cascade or any subsidiary, a reorganization, dissolution or liquidation of Cascade or any subsidiary, or any other event or series of events, whether of a similar character or otherwise.

Section 12.	Headings

The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Section 13.	Governing Law

This Plan shall be governed by and construed in accordance with the laws of the State of Oregon.

Section 14.	No Contract of Employment or Right to Awards

Nothing contained herein shall be construed as a contract of employment between Cascade and any Participant, or as giving a right to any person to be granted awards under the Plan or to continue in the employment of Cascade or any of its subsidiaries, or as limiting the right of Cascade or any of its subsidiaries to discharge any Participant at any time, with or without cause.

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